Exhibit 16.1

February 22, 2012

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

To whom it may concern:

Re:  Harmony Metals, Inc.

We were previously the principal accountants for Harmony Metals Inc. and we reported on the Company’s consolidated financial statements for the years ended September 30, 2011 and 2010.  As of February 21, 2012, we were not engaged as the principal accountants for Harmony Metals, Inc.  We have read Harmony Metals, Inc. statements under Item 4 of its Form 8-K dated February 22, 2012 and we agree with such statements.

For the most recent fiscal period through to February 21, 2012, there has been no disagreement between Harmony Metals Inc. and Lake and Associates, CPA’s LLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Lake & Associates, CPA’s LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/  Lake & Associates, CPA's LLC
      Lake & Associates, CPA’s LLC